eLINEAR, Inc.

AMENDMENT NO. 1 TO
2000 STOCK OPTION PLAN

       By resolution of the Board of Directors of eLinear, Inc. (the "Company") on May 1, 2001 and pursuant to the ratification and approval of the Company's shareholders on June 29, 2001, the following amendments to the Company's 2000 Stock Option Plan (the "Plan") have been duly adopted:

       1.     The name of the Plan shall be the eLinear, Inc. 2000 Stock Option Plan, as amended.

       2.     Article III of the Plan is hereby amended in its entirety to read as follows:

              "The number of shares of Stock reserved for issuance under this Plan shall be 1,000,000 shares of
               Stock, subject to such adjustments as may be made pursuant to Section 9.02 of this Plan. Such shares of Stock may be treasury shares or authorized but unissued shares."

       IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 to the Plan as of the 29th day of June, 2001.
eLinear, Inc.
By:__________________________________
Jon V. Ludwig, President